Exhibit 10.1
TERMINATION AGREEMENT
     This TERMINATION AGREEMENT (this “Termination Agreement”) is made and entered into as of September 15, 2011, among Transatlantic Holdings, Inc., a Delaware corporation (“Transatlantic”), Allied World Assurance Company Holdings, AG, a corporation limited by shares organized under the laws of Switzerland (“Allied World”), and GO Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Allied World (“Merger Sub”), with such foregoing entities also referred to hereafter individually as a “Party” or collectively as the “Parties.”
RECITALS
     WHEREAS, Transatlantic, Allied World and Merger Sub have entered into a Merger Agreement, dated as of June 12, 2011 (the “Merger Agreement”); and
     WHEREAS, the respective Boards of Directors of Transatlantic and Allied World have determined to terminate the Merger Agreement on the terms provided for herein.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties to this Termination Agreement hereby agree as follows:
Section 1. Termination of Merger Agreement and Payments.
     1.1 Merger Agreement. Pursuant to Section 8.1(a) of the Merger Agreement, the Merger Agreement is hereby terminated (including, for the avoidance of doubt, with respect to provisions that purport to survive the termination thereof) and is of no further force or effect, effective as of the date hereof, and none of Allied World, Merger Sub, Transatlantic, any of their respective Subsidiaries or Affiliates or any of the officers or directors of any of the foregoing shall have any liability of any nature whatsoever under the Merger Agreement, or in connection with the transactions contemplated by the Merger Agreement; provided, however, that nothing contained in this Section 1 shall relieve any party hereto from any liability for any willful breach of a representation or warranty or any willful breach of any covenant contained in the Merger Agreement.
     1.2 Payments.
          (a) Within two Business Days of the date hereof, Transatlantic shall pay to Allied World by wire transfer of same day funds, to an account specified by Allied World, the amount of US$48,256,000 (representing the sum of (i) a termination fee of US$35,000,000 and (ii) the Expense Reimbursement for Allied World in the amount of US$13,256,000).
          (b) If, on or prior to September 15, 2012, Transatlantic or any of its Subsidiaries enters into any definitive agreement in respect of any Competing Transaction, or recommends or submits a Competing Transaction to its stockholders for adoption, or a transaction in respect of a Competing Transaction is consummated (each, a “Triggering Event”), then Transatlantic shall pay, within two Business Days following the occurrence of a Triggering Event, to Allied World by wire transfer of same day funds to an account specified by Allied World, the amount of US$66,744,000 (which amount represents $115,000,000 less the amount paid pursuant to Section 1.2(a)); provided that for purposes of this Section 1.2(b), any reference in the definition of Competing Transaction (as set forth in the Merger Agreement) to 10% shall be deemed to be a reference to 50%.
Section 2. Representations and Warranties. Each of Transatlantic, Allied World and Merger Sub hereby represents and warrants as to itself that: (a) it has full power and authority to enter into this Termination Agreement and to perform its obligations hereunder in accordance with its provisions, (b) it has duly authorized, executed and delivered this Termination Agreement, and (c) assuming due power and authority of, and due execution and delivery by, the other parties hereto, this Termination Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except as expressly set forth in this Section 2, no Party makes additional representations or warranties express, implied or statutory as to any other matter whatsoever.
Section 3. Release. Except for the payments explicitly contemplated by this Termination Agreement, Transatlantic, Allied World and Merger Sub agree that no party hereto shall have any obligations to make any other payments to any other party, under Section 6.6 of the Merger Agreement or otherwise arising out of or related to any aspect of the Merger Agreement, and notwithstanding anything in Section 6.6 and Section 8.2 of the Merger Agreement to the contrary, each of Transatlantic, Allied World and Merger Sub, on behalf of itself and each of its parents, Affiliates and Subsidiaries, and its directors, officers, employees, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably releases, acquits, forever discharges and covenants not to sue the other, and each and all of its parents, Affiliates and Subsidiaries, and their past and present officers, directors, employees, agents, representatives, attorneys, advisors, successors and assigns (collectively, the “Released Parties”) of and from any and all claims, demands and causes of action, whether now known or unknown, that the Releasing Parties, severally or jointly with others, had, has or may have against the Released Parties, or any of them by reason of, arising out of or relating to any aspect of the Merger Agreement (collectively, the “Released Claims”), other than any claim relating to any willful breach of a representation or warranty or any willful breach of any covenant contained in the Merger Agreement. Notwithstanding the foregoing, the Released Claims shall not include any claims, demands or causes of action that arise after the date of this Termination Agreement out of the terms of the Confidentiality Agreement (which the parties agree and acknowledge remains in effect in accordance with its terms) or this Termination Agreement.
Section 4. Miscellaneous.
     4.1 Governing Law and Submission to Jurisdiction. This Termination Agreement and all disputes or controversies arising out of or relating to this Termination Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this

Termination Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Termination Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided for in the Merger Agreement shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Termination Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Termination Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     4.2 Defined Terms. All capitalized terms used herein without being specifically defined are used as defined in the Merger Agreement. All references to the Merger Agreement in this Termination Agreement shall refer to the Merger Agreement as in effect immediately prior to the execution of this Termination Agreement. All notices and other communications under this Termination Agreement shall be given in accordance with the notice provisions set forth in Section 9.2 of the Merger Agreement.
     4.3 Press. Immediately following the execution and delivery of this Termination Agreement, Transatlantic and Allied World shall issue separate press releases announcing, among other things, the execution of this Termination Agreement and the Parties hereto agree that the portions of such press releases that relate to this Termination Agreement or the termination of the Merger Agreement and the transactions contemplated by either of the foregoing, shall be subject to the prior review and approval (not to be unreasonably withheld, conditioned or delayed) of the other Party. Each of Transatlantic and Allied World shall have the right to make such other statements as it deems necessary or appropriate; provided that, other than as a Party may determine based on advice of counsel is necessary to respond to any legal or regulatory process or proceeding or as may be required by law, regulation or security exchange listing requirement, each of the Parties hereto will use its commercially reasonable efforts not to make any public statements (including in any filing with the Securities and Exchange Commission or any other regulatory or governmental agency, including any stock exchange, or except as may be required by law) that are materially inconsistent with, or otherwise contrary to, the jointly approved statements in the press releases issued pursuant to this Section 4.3.

     4.4 Binding Nature and Assignment. All of the terms and provisions of this Termination Agreement shall be binding upon and inure to the benefit of the Parties and their respective executors, heirs, legal representations, successors and permitted assigns. Neither this Termination Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by Allied World or Merger Sub, on the one hand, and Transatlantic, on the other hand, without the written consent of the other Party.
     4.5 Interpretation. Whenever possible, each provision or portion of any provision of this Termination Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Termination Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Termination Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     4.6 Amendments and Waiver. This Termination Agreement and all exhibits and schedules hereto set forth the entire understanding of the Parties and may be modified only by a written instrument duly executed by each Party.
     4.7 Counterparts. This Termination Agreement may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
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     IN WITNESS WHEREOF, Transatlantic, Allied World and Merger Sub have caused this Termination Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TRANSATLANTIC HOLDINGS, INC.
By:	/s/ Gary A. Schwartz
	Name:	Gary A. Schwartz
	Title:	Executive Vice President and General Counsel

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
By:	/s/ Scott A. Carmilani
	Name:	Scott A. Carmilani
	Title:	President and Chief Executive Officer

By:	/s/ Wesley D. Dupont
	Name:	Wesley D. Dupont
	Title:	Executive Vice President, General Counsel and Corporate Secretary

GO SUB, LLC
By:	Ocean Holdings (U.S.) Inc., its Sole and
Managing Member

By:	/s/ Wesley D. Dupont
	Name:	Wesley D. Dupont
	Title:	Secretary

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